Exhibit 99.1

For Information:
Robin Brown
Executive Vice President
(803) 951-0507
rbrown@firstcommunitysc.com

First Community Bank to Open Downtown Office

Lexington, SC, October 2, 2013 — First Community Bank announces plans today to expand its footprint with a banking office in downtown Columbia. The new location at 1213 Lady Street, near Main Street, is expected to open in the spring of 2014 giving the Lexington-based community bank a highly visible presence in the heart of the city.

The 20,000 square foot, four-story building was built in 1964 and will undergo renovations led by local architect Scott Garvin of Garvin Design Group. The new exterior design will create a more inviting and welcoming appearance, while respecting the modern architecture of the existing building. A suspended glass canopy and brick planters will define the new entrance portico. Other design elements include a metal roof trellis, new lighting, a series of new windows, and a sculptural stair tower overlooking the bank’s adjacent parking lot.

“The downtown area will be a great addition to the First Community family. It’s experiencing tremendous growth and the timing was right to bring our unique style of banking to the businesses and residents that call Main Street home,” said First Community Bank President and CEO Mike Crapps. “We look forward to working with downtown businesses and professionals to meet their financial goals.”

The bank’s financial planning team, First Community Financial Consultants, will relocate from their Lincoln Street office to the second floor of the new downtown location. Bank customers will enjoy the same commitment to service they have come to know at other Midlands locations and have access to commercial and retail banking, mortgage banking, and financial planning and investment advisory services.

Colliers International agents Craig Waites and Henry Moore brokered the transaction with a purchase price of $1.1 million. The bank is investing more than one million dollars in improvements with Cohn Construction overseeing the work. Current tenants will continue to lease the upper floors while the bank occupies the first two floors.

“We are thrilled to welcome First Community Bank to downtown Columbia,” said Columbia Mayor Steve Benjamin. “This is a remarkable time for our city as more and more businesses are drawn to the energy and excitement it offers.”

First Community Bank first opened its doors in 1995 with offices in Forest Acres and Lexington. Since that time, it has expanded across the Midlands including the communities of Camden and Newberry. With more than 170 employees, First Community has been named one of the best places to work in South Carolina.

First Community Bank is a community bank headquartered in Lexington, South Carolina. First Community operates 11 banking offices in Lexington, Richland, Newberry and Kershaw counties in addition to First Community Financial Consultants, a financial services division and Palmetto South Mortgage, a separate mortgage division.

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The press release above contains certain forward-looking statements, including certain plans, expectations, and goals, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those anticipated by such statements for a variety of factors including, without limitation: the businesses of First Community may not successfully develop at the new banking office within the currently anticipated timeframe; the expected cost and any revenue associated with the new banking office not be as anticipated; renovation costs and timing may exceed expectations; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in First Community’s Annual Report on Form 10-KSB and documents subsequently filed by First Community with the Securities and Exchange Commission. All forward-looking statements included in the news release above are based on information available at the time of the release. First Community does not assume any obligation to update any forward-looking statement.

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